Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Valence Technology, Inc. on Form S-3 of our report dated June 27, 2001, appearing in the Annual Report on Form 10-K of Valence Technology, Inc. for the year ended March 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Austin, Texas
August 17, 2001